Exhibit 12.1

June 7, 2024

Neptune REM, LLC

30 N. Gould Street, Suite R

Sheridan, WY 82801

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to Neptune REM, LLC, a Delaware series limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of membership interests (the “Series Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company and each amendment thereto through the date hereof, its Limited Liability Company Agreement, and the Series Designation of each such Series, as amended through the date hereof, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Series Interests of each Series being sold pursuant to the offering statement have been authorized by all necessary series limited liability company actions of the Company and, when issued in the manner described in the offering statement, will be validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

SCHEDULE 1

Series Name	Underlying Asset(s)	Offering Price per Series Interest	Minimum Subscription per Investor	Maximum Offering Size	Maximum Series Interests
The Blanton Series	7927 N. 93rd St, Omaha, NE 68122	$10.00	1 Unit ($10)	$400,300	40,030

The Cedar Ridge Series	7923 N. 93rd St, Omaha, NE 68122	$10.00	1 Unit ($10)	$394,830	39,483

The Dalmore Series	7931 N. 93rd St, Omaha, NE 68122	$10.00	1 Unit ($10)	$394,830	39,483

The Stag Series	7919 N. 93rd St, Omaha, NE 68122	$10.00	1 Unit ($10)	$400,300	40,030

The Templeton Series	1502 Jones St, Unit 309, Omaha, NE 68102	$10.00	1 Unit ($10)	$415,950	41,595

Woody Creek Series	16316 Saratoga St., Omaha, NE 68116	$10.00	1 Unit ($10)	$351,650	35,165